Exhibit 99.(e)(8)

FIRST AMENDMENT TO

NOVATED DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the novated Distribution Agreement (the “Agreement”) effective as of December 6, 2024, by and between The Marsico Investment Fund and Distribution Services, LLC (together, the “Parties”) is effective as of May 8, 2025.

WHEREAS, the Parties desire to amend Schedule B of the Agreement to reflect certain clarifying language related to the monthly invoice process and the asset based fee calculation methodology;

WHEREAS, the fiscal year of the Trust is currently defined as the twelve-month period commencing October 1st of each year through September 30th of each year; and

WHEREAS, Section 7.2 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.            Schedule B of the Agreement is hereby deleted in its entirety and replaced by Schedule B attached hereto, which shall govern the calculation of all fees yet to be paid pursuant to the Agreement.

3.            Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.            This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

THE MARSICO INVESTMENT FUND		DISTRIBUTION SERVICES, LLC

By:	/s/ Lynnett E. F. Macfarlane	By:	/s/ Teresa Cowan
Name:	Lynnett E. F. Macfarlane	Name:	Teresa Cowan
Title:	Vice President, Secretary and Treasurer	Title:	President
Date:	May 8, 2025	Date:	May 8, 2025

First Amended and Restated

Schedule B

to the

Novated Distribution Agreement

by and between

The Marsico Investment Fund

and

Distribution Services, LLC

[Fees]